RESIGNATION AS DIRECTOR

OF BROADBAND WIRELESS INTERNATIONAL CORPORATION

Howard B. Siegel, hereby resigns as a Director of Broadband Wireless International Corporation effective December ___, 2000.

/s/ Howard B. Siegel

Howard B. Siegel